Filed Pursuant to Rule 433
Registration No. 333-158385
June 1, 2011
FREE WRITING PROSPECTUS
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009 and
Underlying Supplement no. 4 dated October 22, 2010)

HSBC USA Inc.
Autocallable Yield Notes

}	Autocallable Yield Notes linked to a reference asset consisting of the iShares® FTSE/Xinhua China 25 Index Fund and the iShares® MSCI Brazil Index Fund

}	12-month term

}	Quarterly coupons of between 2.25% and 2.75% (9.00% and 11.00% per annum), to be determined on the Pricing Date

}	Contingent return of principal, subject to the credit risk of HSBC USA Inc.

}	Callable quarterly

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-3 of the accompanying prospectus supplement and page US4-2 of the accompanying underlying supplement no. 4.

	Price to Public	Fees and Commissions1	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 2.10% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes, a portion of which may consist of a combination of selling concessions of up to 1.50% and referral fees of up to 0.60%.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

HSBC USA Inc.

12-Month Autocallable Yield Notes
Linked to the iShares® FTSE/Xinhua China 25 Index Fund and the iShares® MSCI Brazil Index Fund

Indicative Terms*

Principal Amount	$1,000 per Note
Term	12 months
Call Feature
The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Initial Price on any Observation Date.  In such case, you will receive a payment equal to 100% of the Principal Amount together with any unpaid coupon payment on the corresponding Coupon Payment Date.

Reference Asset	Composed of the iShares® FTSE/Xinhua China 25 Index Fund (“FXI”) and the iShares® MSCI Brazil Index Fund (“EWZ”) (each an “Underlying” and together the “Underlyings”).
Quarterly Coupon Rate	2.25% to 2.75% (9.00% to 11.00% per annum), to be determined on the Pricing Date.
Payment at Maturity	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus any coupon payment.
Final Settlement Value
If the Notes are not automatically called, you will receive a payment on the Maturity Date calculated as follows:
■    If a Trigger Event does not occur, 100% of the Principal Amount.
■    If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.
■    If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return of the Least Performing Underlying.

Trigger Event	A Trigger Event occurs if the Official Closing Price of either Underlying is below its Trigger Price on any scheduled trading day during the Observation Period.
Trigger Price	For each Underlying, 75.00% of its Initial Price.
Final Return	For each Underlying: Final Price – Initial Price Initial Price
Least Performing Underlying	The Underlying with the lowest Final Return.
Coupon Payment Dates	See page FWP-4
Observation Period	See page FWP-4
Observation Dates	See page FWP-4
Trade Date	June 23, 2011
Pricing Date	June 23, 2011
Settlement Date	June 28, 2011
Maturity Date	June 21, 2012
CUSIP	4042K1JS3

* As more fully described beginning on page FWP-4.

The Notes

The Notes may be suitable for investors who believe the value of both Underlyings will remain flat or appreciate and who seek the potential for enhanced quarterly coupon payments (relative to the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), regardless of the performance of the Reference Asset as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur during the Observation Period, you will receive the Principal Amount of your Notes at maturity.

If the Notes are not automatically called and if a Trigger Event occurs with respect to either Underlying in the Reference Asset during the Observation Period, you may lose some or all of your initial investment, but will keep any coupon payments made to you during the term of the Notes.  If you lose some or all of your initial investment, even with any coupon payments, your yield on an investment in the Notes may be negative.

If both Underlyings are at or above their respective Initial Prices on any Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount together with any unpaid coupon payments on the corresponding Coupon Payment Date.

The offering period for the Notes is through June 23, 2011

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called and whether a Trigger Event occurs. Regardless of whether or not a Trigger Event occurs, you will receive your quarterly coupons on each Coupon Payment Date, subject to your Notes being automatically called. If you lose some or all of your initial investment, even with any coupon payments, your yield on an investment in the Notes may be negative.

Information about each Underlying

iShares® FTSE/Xinhua China 25 Index Fund
The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 25 of the largest and most liquid Chinese companies that publicly trade on the Stock Exchange of Hong Kong Ltd. and are available to international investors, as measured by the FTSE/Xinhua China 25 Index.

iShares® MSCI Brazil Index Fund
The EWZ seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index.

The top 5 industry groups by market capitalization as of 4/29/11 were: Materials, Financials, Energy, Consumer Staples and Utilities.

The graphs above illustrate the daily 5 yr performance of each Underlying through May 25, 2011.  Past performance is not necessarily an indication of future results.  For further information on the Reference Asset please see “Information Relating to the Reference Asset” on page FWP-14 and “The iShares® FTSE/Xinhua China 25 Index Fund” and “The iShares® MSCI Brazil Index Fund” in the accompanying underlying supplement no. 4.  We have derived all disclosure regarding the Underlyings from publicly available information.  Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Underlyings.

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HSBC USA Inc. 12-Month Autocallable Yield Notes

This free writing prospectus relates to a single offering of Autocallable Yield Notes.  The offering will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and underlying supplement.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of two index funds (the “Reference Asset”).  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†

Principal Amount:	$1,000 per Note

Reference Asset:	The iShares® FTSE/Xinhua China 25 Index Fund (“FXI”) and the iShares® MSCI Brazil Index Fund (“EWZ”) (each an “Underlying” and together the “Underlyings”)

Trade Date:	June 23, 2011

Pricing Date:	June 23, 2011

Settlement Date:	June 28, 2011

Final Valuation Date:	June 18, 2012, subject to adjustment as described below under the caption “Observation Dates and Maturity Date.”

Maturity Date:
3 business days after the Final Valuation Date and is expected to be June 21, 2012.  The Maturity Date is subject to adjustment as described below under the caption “Observation Dates and Maturity Date.”

Call Feature:
We will automatically call the Notes if the Official Closing Price of each Underlying is at or above its Initial Price on any Observation Date.  If the Notes are automatically called, they will be redeemed on the corresponding Coupon Payment Date at 100% of their Principal Amount together with any unpaid coupon payment.

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus any coupon payment.

Final Settlement Value:
If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows:
►       If a Trigger Event does not occur, 100% of the Principal Amount.
►       If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.
►       If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying.  In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of either Underlying is below its Trigger Price on any trading day during the Observation Period.

Trigger Price:	For each Underlying, 75.00% of the Initial Price of such Underlying.

Least Performing Underlying:	The Underlying with the lowest Final Return.

Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.

Observation Dates:
September 16, 2011; December 16, 2011; March 16, 2012; and June 18, 2012 (the Final Valuation Date).  The Observation Dates are subject to postponement as described under the caption “Observation Dates and Maturity Date.”

Quarterly Coupon Rate:	Between 2.25% and 2.75% (9.00% and 11.00% per annum), to be determined on the Pricing Date.

Coupon Payment Dates:
September 21, 2011; December 21, 2011; March 21, 2012; and June 21, 2012 (the Maturity Date).  The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page FWP-6 below.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price

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Initial Price:	The Official Closing Price of the relevant Underlying on the Pricing Date.

Final Price:	The Official Closing Price of the relevant Underlying on the Final Valuation Date.

Official Closing Price:
With respect to each Underlying, the Official Closing Price on any trading day for such Underlying will be determined by the calculation agent based upon the closing price displayed on the relevant Bloomberg Professional® service page (with respect to the FXI, “FXI UP <EQUITY>” and with respect to the EWZ, “EWZ UP <EQUITY>”) or, for each Underlying, any successor page on Bloomberg Professional® service or any successor service, as applicable, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.

CUSIP/ISIN:	4042K1JS3 /

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 4 dated October 22, 2010.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or underlying supplement, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-3 of the prospectus supplement and page US4-2 of underlying supplement no. 4, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

}	The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Initial Price on any Observation Date.  If the Notes are automatically called, investors will receive, on the corresponding Coupon Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.

}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.

}
If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Quarterly Coupon Rate.  The expected Coupon Payment Dates are September 21, 2011; December 21, 2011; March 21, 2012; and June 21, 2012 (which is also the expected Maturity Date).  If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date), such

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Coupon Payment Date will be postponed to the immediately succeeding business day.  If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under “Observation Dates and Maturity Date” below, such final Coupon Payment Date will be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any of the foregoing postponements.  For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

The “Quarterly Coupon Rate” will not be less than 2.25% (9.00% per annum) or greater than 2.75% (11.00% per annum).  The actual Quarterly Coupon Rate will be determined on the Pricing Date.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Issuer

With respect to each Underlying, the reference issuer is iShares, Inc.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Price of both of the Underlyings will not decline by 25% or more at any time during the term of the Note.

}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.

}	You are willing to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forego distributions paid on the Underlyings or on stocks included in the Underlyings.

}	You are willing to hold the Notes to maturity.

}	You do not seek an investment for which there will be an active secondary market.

}
You do not prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Price of one or both of the Underlyings will decline by 25% or more at any time during the term of the Note.

}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive the distributions paid on the Underlyings or on stocks included in the Underlyings.

}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.

}
You are unable or unwilling to hold securities that will be automatically called on any Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US4-2 of the accompanying underlying supplement no. 4.  Investing in the Notes is not equivalent to investing directly in any of the securities held by an Underlying or in the Underlyings themselves.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Notes Linked to the Performance of Exchange-Traded Funds” in the product supplement;

}	“— The Notes are Subject to Currency Exchange Risk” in underlying supplement no. 4;

}
“— Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which they Trade and, to a Lesser Extent, Foreign Markets” in underlying supplement no. 4; and

}	“— There are Risks Associated with Emerging Markets” in underlying supplement no. 4.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not principal protected and you may lose your entire initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the price of the Least Performing Underlying falls to zero. An investment in the Notes is not principal protected and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the price of either of the Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or if the Notes are automatically called. Even if the Final Return of each Underlying in the Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of either Underlying.  Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons.  Under no circumstances, regardless of the extent to which the price of the Underlyings included in the Reference Asset appreciate, will your return exceed the total amount of the coupons.  In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or early redemption, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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If a Trigger Event occurs with respect to either Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of either of the Underlyings may cause a Trigger Event to occur.  If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative, even if there is an increase in the price of the other Underlying.  This could be the case even if the other Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as 3 months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the prices of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performances of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying of the two Underlyings to which the Notes are linked.

Changes that affect an Underlying will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference issuer of an Underlying concerning additions, deletions and substitutions of the constituents comprising such Underlying and the manner in which the reference issuer takes account of certain changes affecting those constituents included in such Underlying may affect the price of such Underlying.  The policies of the reference issuer with respect to the calculation of the relevant Underlying could also affect the price of such Underlying.  The reference issuer may discontinue or suspend calculation or dissemination of its relevant Underlying. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

An index fund and its underlying index are different.

The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows.

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The Reference Asset is subject to management risk.

The index funds included in the Reference Asset are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective underlying indices by investing in a portfolio of securities that generally replicate the respective underlying index. Therefore, unless a specific security is removed from the respective underlying index, the respective index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the index funds are subject to the risk that the investment strategy of the index funds’ investment advisors may not produce the intended results.

There is limited anti-dilution protection.

For certain events affecting shares of an Underlying, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the relevant Official Closing Price which may affect your Final Settlement Value. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the relevant Underlying. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the relevant Underlying, the market price of the Notes and the Final Settlement Value may be materially and adversely affected.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of either Underlying relative to its Initial Price.  We cannot predict the Official Closing Price of either Underlying at any time during the Observation Period or on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes.  With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Price:	75.00% of the Initial Price of each Underlying.

}	Hypothetical Quarterly Coupon Rate:	2.25% (9.00% per annum). The actual Quarterly Coupon Rate will be determined on the Pricing Date and will not be less than 2.25% (9.00% per annum) or greater than 2.75% (11.00% per annum).

}	The Notes are held until maturity and are not automatically called early.

	Trigger Event Does Not Occur1				Trigger Event Occurs2
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes3	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes3	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
90.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
80.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
70.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
60.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
50.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
40.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
30.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
20.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
10.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
0.00%	$90	$1,000	$1,090	9.00%	$90	$1,000	$1,090	9.00%
-10.00%	$90	$1,000	$1,090	9.00%	$90	$900	$990	-1.00%
-20.00%	$90	$1,000	$1,090	9.00%	$90	$800	$890	-11.00%
-25.00%	$90	$1,000	$1,090	9.00%	$90	$750	$840	-16.00%
-30.00%	N/A	N/A	N/A	N/A	$90	$700	$790	-21.00%
-40.00%	N/A	N/A	N/A	N/A	$90	$600	$690	-31.00%
-50.00%	N/A	N/A	N/A	N/A	$90	$500	$590	-41.00%
-60.00%	N/A	N/A	N/A	N/A	$90	$400	$490	-51.00%
-70.00%	N/A	N/A	N/A	N/A	$90	$300	$390	-61.00%
-80.00%	N/A	N/A	N/A	N/A	$90	$200	$290	-71.00%
-90.00%	N/A	N/A	N/A	N/A	$90	$100	$190	-81.00%
-100.00%	N/A	N/A	N/A	N/A	$90	$0	$90	-91.00%

1 The Official Closing Price of each Underlying never falls below its respective Trigger Price on any trading day during the Observation Period.
2  The Official Closing Price of an Underlying falls below its Trigger Price on a trading day during the Observation Period.
3 Assuming the Quarterly Coupon Rate is 2.25% (9.00% per annum) and the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $90, with hypothetical coupon payments of $22.50 made on each Coupon Payment Date.

FWP-11

Hypothetical Examples of the Final Settlement Value

The four examples below set forth a sampling of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Price:	75.00% of the Initial Price of each Underlying.

}	Hypothetical Quarterly Coupon Rate:	2.25% (9.00% per annum). The Quarterly Coupon Rate will be determined on the Pricing Date and will not be less than 2.25% (9.00% per annum) or greater than 2.75% (11.00% per annum).

}	Hypothetical Initial Price:	$45.00 for FXI and $70.00 for EWZ. The actual Initial Prices will be determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Coupon Payment Date corresponding to an Observation Date on which the Notes are automatically called, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and a Trigger Event will occur and, if so, whether the Final Return of the Least Performing Underlying will be less than zero, or to what extent the Final Return will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Price	Lowest Official Closing Price of the Underlying during the Observation Period	Final Price on Final Valuation Date
FXI	$45.00	$18.00 (40% of Initial Price)	$31.50 (70% of Initial Price)
EWZ	$70.00	$56.00 (80% of Initial Price)	$56.00 (80% of Initial Price)

Since the Official Closing Price of FXI is below its Trigger Price during the Observation Period, a Trigger Event occurs. FXI is also the Least Performing Underlying.

The Final Return of the Least Performing Underlying =

Final Price of FXI – Initial Price of FXI
Initial Price of FXI

= ($31.50 –  $45.00) / $45.00= -30.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -30.00%) = $700.00

Therefore, with the total coupon payment of $90.00 over the term of the Notes, the total payment on the Notes is $790.00.

Example 2: The Notes are not automatically called and a Trigger Event occurs, however, the Least Performing Underlying never reaches or falls below its Trigger Price. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Price	Lowest Official Closing Price of the Underlying during the Observation Period	Final Price on Final Valuation Date
FXI	$45.00	$27.00 (60% of Initial Price)	$49.50 (110% of Initial Price)
EWZ	$70.00	$56.00 (80% of Initial Price)	$56.00 (80% of Initial Price)

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Since the Official Closing Price of FXI is below its Trigger Price during the Observation Period, a Trigger Event occurs. EWZ is the Least Performing Underlying, even though its Official Closing Price never falls below its Trigger Price.

Therefore, the Final Return of the Least Performing Underlying =

Final Price of EWZ – Initial Price of EWZ
Initial Price of EWZ

= ($56.00 – $70.00) / $70.00 = -20.00%

Final Settlement Value  = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -20.00%) = $800.00

Therefore, with the total coupon payment of $90.00 over the term of the Notes, the total payment on the Notes is $890.00.

Example 3: The Notes are not automatically called and a Trigger Event does not occur.

Underlying	Initial Price	Lowest Official Closing Price of the Underlying during the Observation Period	Final Price on Final Valuation Date
FXI	$45.00	$36.00 (80% of Initial Price)	$40.50 (90% of Initial Price)
EWZ	$70.00	$63.00 (90% of Initial Price)	$63.00 (90% of Initial Price)

Since the Official Closing Price of each Underlying was not below its Trigger Price, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $90.00 over the term of the Notes, the total payment on the Notes is $1,090.00.

Example 4: The Notes are automatically called and the corresponding Coupon Payment Date is December 21, 2011.

Since the Official Closing Price of both Underlyings was at or above their respective Initial Prices, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value.  Therefore, on the corresponding Coupon Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $22.50 owed to you on such date.  As a result, on the corresponding Coupon Payment Date, you would be entitled to receive a total payment of $1,022.50.  Once the Notes are automatically called, the Underlyings have no relevance in determining the payment owed to you on the corresponding Coupon Payment Date.

Therefore, with the previous coupon payment of $22.50 paid on September 21, 2011, the total payment on the Notes is $1,045.00.

FWP-13

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the FXI

The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 25 of the largest and most liquid Chinese companies that publicly trade on the Stock Exchange of Hong Kong Ltd. and are available to international investors, as measured by the FTSE/Xinhua China 25 Index.

For more information about the FXI, see “The iShares® FTSE/Xinhua China 25 Index Fund” on page US4-39 of the accompanying underlying supplement no. 4.

Historical Performance of the FXI

The following graph sets forth the historical performance of the FXI based on the daily historical closing prices from May 26, 2006 through May 25, 2011.  The closing price for the FXI on May 25, 2011 was $43.48. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the FXI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the FXI during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$25.00	$20.80	$24.71
4/3/2006	6/30/2006	$27.96	$21.74	$25.57
7/3/2006	9/29/2006	$27.38	$24.37	$27.05
10/2/2006	12/29/2006	$37.63	$26.99	$37.10
1/3/2007	3/30/2007	$39.35	$30.09	$34.15
4/2/2007	6/29/2007	$43.45	$34.47	$42.91
7/2/2007	9/28/2007	$61.17	$37.07	$60.16
10/1/2007	12/31/2007	$73.18	$53.75	$56.82
1/2/2008	3/31/2008	$60.02	$39.95	$45.05
4/1/2008	6/30/2008	$54.99	$43.00	$43.83
7/1/2008	9/30/2008	$47.74	$30.45	$34.47
10/1/2008	12/31/2008	$34.58	$19.35	$29.18
1/2/2009	3/31/2009	$32.19	$22.70	$28.52
4/1/2009	6/30/2009	$40.76	$28.27	$38.37
7/1/2009	9/30/2009	$44.16	$35.73	$40.94
10/1/2009	12/31/2009	$46.66	$39.09	$42.27
1/4/2010	3/31/2010	$44.57	$36.65	$42.10
4/1/2010	6/30/2010	$44.60	$36.25	$39.13
7/1/2010	9/30/2010	$43.03	$38.60	$42.82
10/1/2010	12/31/2010	$47.99	$41.92	$43.09
1/3/2011	3/31/2011	$45.00	$40.80	$44.96
4/1/2011*	5/25/2011*	$46.40	$42.68	$43.48

** As of the date of this free writing prospectus available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through May 25, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

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Description of the EWZ

The EWZ seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index.

The top 5 industry groups by market capitalization as of 4/29/11 were: Materials, Financials, Energy, Consumer Staples and Utilities.

For more information about the EWZ, see “The iShares® MSCI Brazil Index Fund” on page US4-19 of the accompanying underlying supplement no. 4.

Historical Performance of the EWZ

The following graph sets forth the historical performance of the EWZ based on the daily historical closing prices from May 26, 2006 through May 25, 2011.  The closing price for the EWZ on May 25, 2011 was $72.07.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the EWZ should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EWZ on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$43.19	$33.86	$39.90
4/3/2006	6/30/2006	$46.98	$31.66	$39.14
7/3/2006	9/29/2006	$41.12	$34.99	$38.47
10/2/2006	12/29/2006	$46.96	$38.05	$46.68
1/3/2007	3/30/2007	$49.98	$42.00	$49.17
4/2/2007	6/29/2007	$63.35	$48.85	$61.35
7/2/2007	9/28/2007	$74.72	$46.61	$74.09
10/1/2007	12/31/2007	$87.65	$71.00	$80.70
1/2/2008	3/31/2008	$88.77	$64.00	$77.03
4/1/2008	6/30/2008	$102.20	$77.48	$89.59
7/1/2008	9/30/2008	$88.97	$48.66	$56.57
10/1/2008	12/31/2008	$56.63	$26.64	$34.90
1/2/2009	3/31/2009	$41.03	$31.15	$37.67
4/1/2009	6/30/2009	$58.62	$37.24	$52.97
7/1/2009	9/30/2009	$68.50	$48.03	$67.67
10/1/2009	12/31/2009	$80.92	$65.08	$74.61
1/4/2010	3/31/2010	$78.29	$60.85	$73.66
4/1/2010	6/30/2010	$76.08	$57.20	$61.96
7/1/2010	9/30/2010	$77.11	$60.89	$76.93
10/1/2010	12/31/2010	$81.75	$73.20	$77.40
1/3/2011	3/31/2011	$78.98	$70.10	$77.48
4/1/2011*	5/25/2011*	$80.18	$70.20	$72.07

* As of the date of this free writing prospectus available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through May 25, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

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OBSERVATION DATES AND MATURITY DATE

If an Observation Date is not a scheduled trading day for any Underlying, then an Observation Date for such Underlying will be the next succeeding day that is a scheduled trading day (as defined in the underlying supplement) for such Underlying. For each Underlying, the calculation agent will determine whether a market disruption event (as defined in the underlying supplement) exists on an Observation Date with respect to such Underlying independent from the other Underlying, therefore a market disruption event may exist for one Underlying and not exist for the other Underlying. If a market disruption event exists for an Underlying on an Observation Date, then the Observation Date for such Underlying will be the next scheduled trading day for which there is no market disruption event for such Underlying. If such market disruption event continues for five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be the Observation Date for such Underlying, and the calculation agent will determine in its discretion, the Official Closing Price with respect to such Underlying on that date in good faith and in its sole discretion using its estimate of the exchange traded price for such index fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the originally scheduled Observation Date, the determination of such Underlying’s Official Closing Price will be made on the originally scheduled Observation Date, irrespective of the existence of a market disruption event with respect to the other Underlying. If an Observation Date (including the Final Valuation Date) for either Underlying is postponed, then the Maturity Date or corresponding Coupon Payment Date, as applicable, will also be postponed to the third business day following the latest of such postponed Observation Dates.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Quarterly Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying.  If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fifth business day following such accelerated postponed Final Valuation Date.  For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of up to 2.10%, or $21.00, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may allow selling concessions on sales of such Notes by other brokers or dealers of up to 1.50%, or $15.00, and pay referral fees to other broker-dealers of up to 0.60%, or $6.00, per $1,000 Principal Amount of Notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.  In the opinion of Sidley Austin llp,

FWP-16

special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as short-term debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Debt Instruments” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term debt instruments.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 2.25 to 2.75 percent (9.00 to 11.00 percent per annum) Quarterly Coupon Rate, to be determined on the Pricing Date, on the Notes among interest on the Deposit and Put Premium, [   ] percent constitutes interest on the Deposit and [   ] percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the issuer of any stock owned by one or more of the Underlyings of the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purpose.  In the event that the issuer of any stock owned by one or more of the Underlyings of the Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the Underlyings of the Reference Asset and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by one or more of the Underlyings of the Reference Asset is or becomes a PFIC or USRPHC.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-17

TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$        Autocallable Yield Notes

June 1, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Information Relating to the Reference Asset	FWP-14
Observation Dates and Maturity Date	FWP-16
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
Certain U.S. Federal Income Tax Considerations	FWP-16

Underlying Supplement No. 4
Risk Factors	US4-2
The SPDR® Dow Jones Industrial AverageSM ETF Trust	US4-9
The POWERSHARES QQQ TRUSTSM, SERIES 1	US4-12
The iShares® MSCI Mexico Investable Market Index Fund	US4-16
The iShares® MSCI Brazil Index Fund	US4-19
The iShares® MSCI Emerging Markets Index Fund	US4-22
The iShares® MSCI EAFE Index Fund	US4-25
The SPDR Trust Series 1	US4-27
The Market Vectors Gold Miners ETF	US4-31
The Oil Service HOLDRSSM Trust	US4-34
The iShares® Dow Jones U.S. Real Estate Index Fund	US4-36
The iShares® FTSE/Xinhua China 25 Index Fund	US4-39
The iShares® S&P Latin America 40 Index Fund	US4-43
The Financial Select Sector SPDR® Fund	US4-46
The Semiconductor HOLDRSSM Trust	US4-49
The iShares® Dow Jones Transportation Average Index Fund	US4-51
The Energy Select SPDR® Fund	US4-53
The Health Care Select SPDR® Fund	US4-56
Other Components	US4-59
Additional Terms of the Notes	US4-59
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59